Exhibit 99.02

CERIDIAN CORPORATION
PERSONAL INVESTMENT PLAN

Fifth Declaration of Amendment

Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Personal Investment Plan (the “Plan”), the undersigned hereby amends the Plan to change the phrase “not more than $5000” in Section 8.1(a)(i) to “less than $1000”, effective as of March 1, 2005.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 23rd day of February, 2005.

CERIDIAN CORPORATION

Attest:	/s/ William E. McDonald	By	/s/ Gary M. Nelson

	VP, Associate General Counsel	EVP, General Counsel and Chief
	and Deputy Secretary	Administrative Officer